Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	November 3, 2017
(218) 628-2217

IKONICS RELEASES THIRD QUARTER RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported 2017 third quarter results. Compared to the third quarter of 2016, sales declined by 14% to $3,984,000. The company posted a net loss of $111,000, or $0.06 per diluted share, for the 2017 third quarter compared to net income of $82,000, or $0.04 per diluted share, for the same period in 2016.  For the nine months ended, sales declined by 4%, while the company posted a net loss of $0.30 per diluted share compared to a net loss of $0.04 per diluted share for 2016.

Bill Ulland, IKONICS’ CEO, said, “The year-to-date sales decline was greatest in our traditional businesses of decorative sandblasting and screen print supplies, both foreign and domestic. Our aerospace business was also down primarily due to a primary customer’s second quarter production problem, which we believe has now been rectified.”

Ulland added, “Our plan has been to invest and grow new profitable lines of business to offset the anticipated slowing of our legacy businesses and we believe this is working, as evidenced by the following:

•                  Sales of DTX, our automotive business unit, are up by 131% in 2017 through the third quarter compared to the same period in 2016 with two new printers installed in Europe and others under negotiation. DTX is now profitable.

•                  AMS, our aerospace business, is back on track with our two largest customers forecasting a 150% increase in purchases for 2018.

•                  Our major new product development initiative for 2017 is a patent pending dye sublimation product (SubTHAT!) which we introduced at a large trade show last month. Initial market response has been very positive with 2017 sales of $258,000, all of which will be recognized during the fourth quarter of this year.

I anticipate that our legacy businesses will recover from the third quarter, but that the new businesses will continue to grow and become a more significant part our revenue.

In the meantime, we are taking strong measures to control costs. In addition to a wage freeze for most employees, we will be reducing trade shows, travel and consulting expenses.   I anticipate an annual reduction in these operating costs of approximately $230,000 during 2018 as compared to 2017.”

This press release contains forward-looking statements regarding sales, gross profits, net earnings (losses), balance sheet position, industry trends, customer agreements, legacy and new products, technologies, markets and business initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of downturns in the aerospace industry, unexpected production delays by the Company’s customers, failure of existing products to be purchased at historical levels, lack of acceptance of new products and technologies, failure of customers to enter into anticipated agreements, introduction of new products or technologies by competitors, domestic and global economic conditions, inherent risk and uncertainty in the protection of intellectual property rights, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

ISO 9001 Certified

NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

For the Three and Nine Months Months Ended September 30, 2017 and 2016

	Three Months Ended		Nine Months Ended
	9/30/17	9/30/16	9/30/17	9/30/16
Net Sales	$3,984,100	$4,607,501	$12,298,453	$12,817,289

Cost of goods sold	2,660,149	2,940,027	8,441,010	8,330,930

Gross profit	1,323,951	1,667,474	3,857,443	4,486,359

Operating Expenses	1,474,141	1,507,781	4,728,865	4,597,056

Income (loss) from operations	(150,190)	159,693	(871,422)	(110,697)

Interest Expense	(20,832)	(21,721)	(62,475)	(36,720)

Other	6,309	4,519	17,364	6,681

Income (loss) before income taxes	(164,713)	142,491	(916,533)	(140,736)

Income tax expense (benefit)	(53,760)	60,225	(321,617)	(69,415)

Net Income (loss)	$(110,953)	$82,266	$(594,916)	$(71,321)

Income (loss) per common share-basic and diluted	$(0.06)	$0.04	$(0.30)	$(0.04)

Average diluted shares outstanding	2,005,096	2,018,842	2,014,055	2,018,614

Condensed Balance Sheets

As of September 30, 2017 and December 31, 2016

	9/30/2017	12/31/2016
	(unaudited)
Assets
Current assets	$8,538,727	$9,045,472
Property, plant, and equipment, net	8,467,713	8,912,395
Intangible assets, net	351,108	338,127
	$17,357,548	$18,295,994
Liabilities and Stockholders' Equity
Current liabilities	$1,282,127	$1,313,377
Long-term debt	2,979,614	3,077,457
Deferred income taxes	446,000	446,000
Stockholders' equity	12,649,807	13,459,160
	$17,357,548	$18,295,994

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the Nine Months Ended September 30, 2017 and 2016

	9/30/2017	9/30/2016
Net cash provided by operating activities	$147,620	$804,185
Net cash provided by (used in) investing activities	1,141,249	(5,369,992)
Net cash (used in) provided by financing activities	(336,338)	3,234,373

Net increase (decrease) in cash and cash equivalents	952,531	(1,331,434)
Cash and cash equivalents at beginning of period	1,048,713	2,248,466

Cash and cash equivalents at end of period	$2,001,244	$917,032